Exhibit (a)(iii) under N-1A
                                            Exhibit 3(i) under Item 601/Reg SK

                             RIMCO MONUMENT FUNDS


                               Amendment No. 2
                                      to
                             DECLARATION OF TRUST
                             Dated April 1, 1991



      THIS Declaration of Trust is amended as follows:

      Delete the first paragraph of Section 5 in Article III and substitute in its place the following:

      "SECTION 5. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS. Without limiting the authority of the Trustees set forth in Article XII,
            Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series have been established and designated as:

      RIMCO Monument Bond Fund
      RIMCO Monument Prime Money Market Fund
      RIMCO Monument Stock Fund
      RIMCO Monument U.S. Treasury Money Market Fund

      The undersigned Assistant Secretary of RIMCO Monument Funds certifies that the above stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the 26th day of August, 1992.

      WITNESS the due execution hereof this 26th day of August, 1992.

                                          /S/ JAY S. NEUMAN
                                          ---------------------------------
                                          Jay S. Neuman
                                          Assistant Secretary